UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 15, 2008

UNIVERSAL FOREST PRODUCTS, INC.
(Exact Name of Registrant as Specified in Charter)

Michigan (State or Other Jurisdiction of Incorporation)	00-22684 (Commission File Number)	38-1465835 (IRS Employer Identification No.)

2801 East Beltline, N.E. Grand Rapids, Michigan (Address of principal executive office)	49525 (Zip Code)

Registrant’s telephone number, including area code: (616) 364-6161

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
[_]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[_]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[_]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Section 5.	Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)	Appointment of Principal Officer

At its October 15, 2008 meeting, the Board of Directors of Universal Forest Products, Inc. (the "Corporation") appointed Pat Webster as the Corporation's President and Chief Operating Officer, effective as of January 1, 2009. Mr. Webster has been an employee of the Corporation for over 24 years. Since July 2007, Mr. Webster has served as the Corporation's President of its Western Division, one of the Corporation's three operating divisions. Prior to that time and since 1998, Mr. Webster served as the Vice President of the Corporation's Far West Region.

There are no arrangements or understandings between Mr. Webster and any other person pursuant to which he was selected as an officer of the Corporation. Mr. Webster is 48 years old and is not related to any other executive officer or director of the Corporation.

There have been no transactions since January 1, 2007, nor are there any currently proposed transactions to which the Corporation or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which Mr. Webster had, or will have, a direct or indirect material interest that is required to be disclosed pursuant to Section 44(a) or Regulation S-K.

Mr. Webster is not party to an employment agreement with the Corporation or any of its subsidiaries, and will not have an employment agreement as a result of this appointment. Mr. Webster serves as an at-will employee of the Corporation. Mr. Webster's compensation as of January 1, 2009 has not been determined. Mr. Webster will continue to participate in the Corporation's current incentive compensation plans for executive officers.

Mike Glenn, the Corporation's President and CEO, will serve as CEO only as of January 1, 2009.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 16, 2008	UNIVERSAL FOREST PRODUCTS, INC. (Registrant) By: /s/ Michael R. Cole —————————————— Michael R. Cole Principal Financial Officer and Treasurer